Exhibit 99.2

Press Release
www.shire.com

Notification of major interests in shares

April 1, 2009 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached:

Shire plc

2. Reason for the notification	State Yes/No
An acquisition or disposal of voting rights	Yes
An acquisition or disposal of financial instruments which may result in the acquisition of shares already issued to which voting rights are attached
An event changing the breakdown of voting rights
Other (please specify):

3. Full name of person(s) subject to the notification obligation:	Capital Group International, Inc.
4. Full name of shareholder(s) (if different from 3.):
5. Date of the transaction (and date on which the threshold is crossed or reached if different):	30 March 2009
6. Date on which issuer notified:	31 March 2009
7. Threshold(s) that is/are crossed or reached:	5%
8. Notified details:

A: Voting rights attached to shares

Class/type of shares if possible using the ISIN CODE	Situation previous to the Triggering transaction		Resulting situation after the triggering transaction
	Number of Shares	Number of Voting Rights	Number of shares		Number of voting rights		% of voting rights
			Direct	Indirect	Direct	Indirect	Direct	Indirect
Ordinary Shares (JE00B2QKY057)	13,356,300	13,356,300		13,359,900		13,359,900		2.3847%
ADRs (US82481R1068)	4,794,360	14,383,080		4,900,860		14,702,580		2.6244%

B: Financial Instruments

Resulting situation after the triggering transaction

Type of financial instrument	Expiration date	Exercise/Conversion Period/ Date	Number of voting rights that may be acquired if the instrument is exercised/converted	% of voting rights
n/a

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Total (A+B)
Number of voting rights	% of voting rights
28,062,480	5.0092%

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable:

	Number of Shares	Percent of Outstanding
Capital Group International, Inc. (“CGII”) Holdings	28,062,480	5.009%

Holdings by CGII Management Companies and Funds:

Capital Guardian Trust Company	23,551,480	4.204%

Capital International Limited	657,900	0.117%

Capital International Sàrl	654,500	0.117%

Capital International, Inc.	3,198,600	0.571%

Proxy Voting:

10. Name of the proxy holder:	N/A
11. Number of voting rights proxy holder will cease to hold:	N/A
12. Date on which proxy holder will cease to hold voting rights:	N/A

13. Additional information:	Notification using the total voting rights figures of 560,222,583
14. Contact name:	Gina Martinez/Vivien Tan
15. Contact telephone number:	(213) 615-0469

Contact at Shire plc: Tony Guthrie, Deputy Company Secretary, 01256 894746

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.